UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 25

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                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 5-59311

                            DIALOG SEMICONDUCTOR PLC
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         (Exact name of Issuer as specified in its charter, and name of
              Exchange where security is listed and/or registered)


              NEUE STRASSE 95, 73230 KIRCHHEIM/TECK-NABERN, GERMANY
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       (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

         ORDINARY SHARES OF GBP 0.10 PER SHARES REPRESENTED BY AMERICAN
                               DEPOSITARY SHARES
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                      (Description of class of securities)

    Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

    |_| 17 CFR240.12d2-2(a)(1)

    |_| 17 CFR240.12d2-2(a)(2)

    |_| 17 CFR240.12d2-2(a)(3)

    |_| 17 CFR240.12d2-2(a)(4)

    |_| Pursuant to 17 CFR240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.1)

    |X| Pursuant to 17 CFR240.12d2-2(c), the Issuer has complied with the rules of the exchange and the requirements of 17 CFR240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Dialog Semiconductor PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

December 28, 2006      By /S/ Jalal Bagherli   Chief Executive Officer
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    Date                        Name                    Title